Exhibit 5.1

July 8, 2009

Combined Opinion and Consent
Halberd Corporation
10755 Vernon Avenue
Huntington Woods, MI 48070

Gentlemen:

You have requested our opinion, as counsel for Halberd Corporation, a Nevada corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), being filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to an offering of 5,725,000 shares of common stock of the Company, which includes (i) 3,655,000 shares issuable pursuant to services agreements, (ii) 2,000,000 shares issuable to Dutchess Private Equities Fund Ltd. pursuant to investment agreement, and (iii) 70,000 shares of the Company’s common stock held by members of the Board of Directors.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the 70,000 shares of common stock to be sold by the selling shareholders have been duly authorized and are legally issued, fully paid and non-assessable, and the other 5,655,000 shares of common stock to be sold by the selling shareholders have been duly authorized and shall become legally issued, fully paid and non-assessable when the shares are issued.

No opinion is expressed herein as to any laws other than the State of Nevada of the United States. This opinion opines upon Nevada law including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

ANSLOW & JACLIN, LLP

By:	/s/ Anslow & Jaclin, LLP
ANSLOW & JACLIN, LLP

195 Route 9 South, Suite 204, Manalapan, New Jersey 07726  Tel 732-409-1212 Fax 577-1188 anslowlaw.com